EXHIBIT 99.1

Epiq Systems, Inc. Announces Third Quarter 2008 Results - Reporting 32 Percent Operating Revenue Growth

KANSAS CITY, Kan., Oct. 27, 2008 (GLOBE NEWSWIRE) -- Epiq Systems, Inc. (Nasdaq:EPIQ) today announced results of operations for the third quarter of 2008 with operating revenue (total revenue before operating revenue from reimbursed direct costs) of $51.8 million, up 32% compared to $39.2 million for the same period last year. September 30, 2008 year-to-date operating revenue was $152.7 million, up 36% compared to $112.5 million for the prior year.

Net income for the third quarter of 2008 was $4.0 million, $0.10 per share, up 67% compared to $2.4 million, $0.07 per share, for the year ago quarter. September 30, 2008 year-to-date net income was $9.8 million, $0.26 per share, up 123% compared to $4.4 million, $0.14 per share, for the prior year.

Third quarter 2008 net cash provided by operating activities was $2.9 million compared to $8.6 million for the year ago quarter. September 30, 2008 year-to-date net cash provided by operations was $18.1 million compared to $23.4 million for the prior year. The change in September 30, 2008 year-to-date cash flow from operations is primarily attributable to an increase in accounts receivable of $16.5 million, mostly from our Settlement Administration segment. This is mainly a timing difference and these receivables are expected to be collected during the fourth quarter. A condensed consolidated cash flow statement is attached.

Epiq Systems' management also evaluates the following non-GAAP financial measures: (i) non-GAAP net income (net income adjusted for amortization of acquisition-related intangibles, share-based compensation, realized cash gains on financial instruments, non-cash mark-to-market adjustments, acquisition-related expenses, the effect of tax adjustments which are outside of the company's anticipated effective tax rate, and capitalized loan fee amortization, all net of tax), (ii) Non-GAAP earnings per share, calculated as non-GAAP net income on a fully diluted per share basis, and (iii) non-GAAP adjusted EBITDA (net income adjusted for interest/financing, taxes, depreciation, amortization, share-based compensation, realized cash gains on financial instruments, non-cash mark-to-market adjustments, and acquisition-related expenses). Reconciliation statements for non-GAAP financial measures are provided below.

Non-GAAP net income for the third quarter of 2008 was $5.8 million, $0.15 per share, up 29% compared to $4.5 million, $0.13 per share, for the year ago quarter. September 30, 2008 year-to-date non-GAAP net income was $17.1 million, $0.44 per share, up 40% compared to $12.2 million, $0.36 per share, for the prior year.

Third quarter 2008 non-GAAP adjusted EBITDA was $14.6 million, up 9% compared to $13.4 million for the year ago quarter. September 30, 2008 year-to-date non-GAAP adjusted EBITDA was $42.1 million, up 13% compared to $37.1 million for the prior year.

Operating revenue for the Electronic Discovery segment for the third quarter of 2008 was $15.1 million, up 16% compared to $13.0 million for the year ago quarter. September 30, 2008 year-to-date operating revenue was $44.6 million, up 26% compared to $35.3 million in the prior year. New client engagements combined with increased work for existing clients and continued expansion of the international business contributed to the increases in operating revenue. Third quarter 2008 Non-GAAP adjusted EBITDA for Electronic Discovery was $6.7 million, up 10% compared to $6.1 million for the year ago quarter. September 30, 2008 year-to-date non-GAAP adjusted EBITDA was $21.1 million, up 19% compared to $17.8 million in the prior year.

Operating revenue for the Bankruptcy segment for the third quarter of 2008 was $13.2 million, compared to $14.9 million for the year ago quarter. September 30, 2008 year-to-date operating revenue was $39.0 million, compared to $45.9 million in the prior year. Changes in revenue are related primarily to Chapter 7 pricing formulas that reference short-term interest rates. As reported by the Administrative Office of the U.S. Courts, Chapter 7 bankruptcy filings increased 39% during the first 6 months of 2008 versus the same period in 2007 while total filings were up 29% year-to-date compared to last year. Bankruptcy filing increases have resulted in more and larger Chapter 11 retentions as compared to 2007. Non-GAAP adjusted EBITDA was $6.7 million for the third quarter of 2008 and $8.4 million for the year ago quarter. September 30, 2008 year-to-date non-GAAP adjusted EBITDA was $23.6 million compared to $26.9 million in the prior year.

Operating revenue for the Settlement Administration segment for the third quarter of 2008 was $23.5 million compared to $11.3 million in the year ago quarter. September 30, 2008 year-to-date operating revenue was $69.0 million compared to $31.2 million in the prior year. Non-GAAP adjusted EBITDA was $6.7 million for the third quarter of 2008 compared to $4.2 million for the year ago quarter. September 30, 2008 year-to-date non-GAAP adjusted EBITDA was $13.5 million, compared to $7.2 million in the prior year. The increases in both operating revenue and non-GAAP adjusted EBITDA are related to new client activity. New client engagements under contract have been strong since the beginning of the year and will contribute to backlog that will be worked off in future periods.

Tom W. Olofson, chairman and CEO, and Christopher E. Olofson, president and COO of Epiq Systems stated, "We are very pleased to have achieved our financial objective for the third quarter. The company is experiencing a high number of new client retentions in the bankruptcy segment that are related to economic conditions, including the sub-prime crisis and significant consumer and corporate debt levels. During the quarter, we were retained on the largest Chapter 11 bankruptcy in history as well as 15 other Chapter 11 matters -- averaging more than one new engagement a week for the quarter. We also signed several major new Chapter 7 trustee client accounts during the quarter. Chapter 7 bankruptcy filings increased 39% in the first half of 2008. Further increases in Chapter 7 market share and bankruptcy filings position Chapter 7 deposit balances for growth throughout the remainder of 2008 and continuing into 2009 and 2010. We believe there is potential for continued increased filing activity across each of the major chapters of bankruptcy we serve (Chapters 7, 11 and 13). Our global eDiscovery business has continued to expand this year, experiencing year-to-date operating revenue growth of 26%. Regulatory requirements and litigation and investigation in the fall-out from the credit crisis are expected to drive expanded requirements for each of our bankruptcy, eDiscovery and settlements franchises."

Recent key events include:

 * We were retained for claims administration services for the Lehman
   Brothers Holdings Inc. Chapter 11 filing, the largest bankruptcy in
   U.S. history, as well as on the related matter of the Securities
   Investor Protection Act (SIPA) proceedings involving Lehman
   Brothers Inc. and the transfer of customer assets to Barclays.

 * Our 2008 year-to-date Chapter 11 bankruptcy engagements increased by more than 180% compared to the same period last year. In July,
   Epiq was retained on an all-time record number of corporate restructuring bankruptcy engagements for a single month.

 * As reported by the Administrative Office of the U.S. Courts,
   Chapter 7 bankruptcy filings increased 39% during the first 6 months of 2008 and total bankruptcy filings were up 29% compared to the same period last year.

 * The Federal Reserve reported that both corporate debt and consumer credit increased compared to the prior year, reaching $7.0 trillion and $2.6 trillion, respectively, as of June 30, 2008.

 * We renewed our $100 million senior credit facility for an additional three years with an accordion feature to increase to
   $175 million to facilitate future business expansion.

 * The company and our directors and certain officers had claims filed in two separate shareholder derivative actions alleging option backdating. The second action was voluntarily dismissed by the plaintiff on September 29, 2008. On October 7, 2008, we filed a motion to dismiss the first case. We believe the claims are without merit and will defend against them vigorously.

Conference Call

The company will host a conference call today at 3:30 p.m. central time to discuss these results. The internet broadcast of the call can be accessed at www.epiqsystems.com. To listen by phone, please call (877) 741-4248 before 3:30 p.m. central time. The archive of the internet broadcast will be available on the company's website until the next earnings update. A recording of the call will be available through November 30, 2008 beginning approximately two hours after the call ends. To access the recording, call (888) 203-1112 and enter passcode 8760924.

Company Description

Epiq Systems is a leading provider of integrated technology solutions for the legal profession. Our solutions streamline the administration of bankruptcy, litigation, financial transactions and regulatory compliance matters. We offer innovative technology solutions for electronic discovery, document review, legal notification, claims administration and controlled disbursement. Our clients include leading law firms, corporate legal departments, bankruptcy trustees and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise. For more information, visit us online at www.epiqsystems.com.

The Epiq Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5250

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, including those relating to the possible or assumed future results of our operations and financial condition. These forward-looking statements are based on our current expectations and may be identified by terms such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated," "goal," "objective" and "potential." Because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our client's deposit portfolio or the services required or selected by our clients in engagements, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, (4) risks associated with handling of confidential data and compliance with information privacy laws, (5) changes in or the effects of pricing structures and arrangements, (6) risks associated with the integration of acquisitions into our existing business operations, (7) risks associated with our indebtedness, (8) risks associated with the application of complex accounting rules to unique transactions, including the risk that good faith application of those rules and audits of those results may be later reversed by new interpretations of those rules or new views regarding the application of those rules, and (9) other risks detailed from time to time in our SEC filings, including our annual report on Form 10-K. In addition, there may be other factors not included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. We undertake no obligations to update any forward-looking statements contained herein to reflect future events or developments.

                         EPIQ SYSTEMS, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (In thousands, except per share data)
                             (Unaudited)

                                Three months ended   Nine months ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

 REVENUE:
  Case management services      $ 33,576  $ 26,536  $ 98,300  $ 71,069
  Case management bundled
   products and services           4,488     6,728    14,242    20,139
  Document management services    13,768     5,921    40,129    21,242
                                --------  --------  --------  --------
   Operating revenue before
    reimbursed direct costs       51,832    39,185   152,671   112,450
 Operating revenue from
  reimbursed direct costs          7,051     5,662    20,065    17,730
                                --------  --------  --------  --------
   Total Revenue                  58,883    44,847   172,736   130,180
                                --------  --------  --------  --------

 OPERATING EXPENSES:
  Direct costs of services        19,526     9,355    62,791    30,101
  Direct cost of bundled
   products and services             910       998     2,765     2,782
  Reimbursed direct costs          6,986     5,593    19,988    17,625
  General and administrative      17,865    16,208    51,165    44,383
  Depreciation and software and
   leasehold amortization          4,273     3,272    11,836     9,071
  Amortization of identifiable
   intangible assets               2,271     2,352     6,874     7,228
  Other operating expense
   (income)                            1       565    (1,511)      565
                                --------  --------  --------  --------
   Total Operating Expenses       51,832    38,343   153,908   111,755
                                --------  --------  --------  --------

 INCOME FROM OPERATIONS            7,051     6,504    18,828    18,425
                                --------  --------  --------  --------

 EXPENSE (INCOME) RELATED TO
  FINANCING:
  Interest income                    (39)      (10)     (219)      (42)
  Interest expense                   406     2,168     1,338    10,615
                                --------  --------  --------  --------
   Net Expenses Related To
    Financing                        367     2,158     1,119    10,573
                                --------  --------  --------  --------

 INCOME BEFORE INCOME TAXES        6,684     4,346    17,709     7,852

 PROVISION FOR INCOME TAXES        2,690     1,922     7,904     3,485
                                --------  --------  --------  --------

 NET INCOME                     $  3,994  $  2,424  $  9,805  $  4,367
                                ========  ========  ========  ========

 NET INCOME PER SHARE
  INFORMATION:
   Net income per share -
    Diluted                     $   0.10  $   0.07  $   0.26  $   0.14
                                ========  ========  ========  ========

 WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - DILUTED           41,120    36,704    41,368    31,803
                                ========  ========  ========  ========

                         EPIQ SYSTEMS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                           (In thousands)
                             (Unaudited)

                                                    Sept. 30, Dec. 31,
                                                      2008      2007
                                                    --------  --------
                         ASSETS
 ASSETS:
  Cash and cash equivalents                         $  6,816  $ 13,415
  Trade accounts receivable, net                      52,464    33,925
  Property and equipment, net                         37,551    32,403
  Goodwill                                           265,258   260,684
  Other intangibles, net                              29,470    34,310
  Other                                               17,997    18,057
                                                    --------  --------

 Total Assets                                       $409,556  $392,794
                                                    ========  ========

      LIABILITIES AND STOCKHOLDERS' EQUITY
 LIABILITIES:
  Accounts payable                                  $ 10,754  $  7,401
  Indebtedness                                        58,816    61,592
  Other liabilities                                   43,035    40,119
 STOCKHOLDERS' EQUITY                                296,951   283,682
                                                    --------  --------

 Total Liabilities and Stockholders' Equity         $409,556  $392,794
                                                    ========  ========

                         EPIQ SYSTEMS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands)
                             (Unaudited)

                                Three months ended   Nine months ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

 CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income                    $  3,994  $  2,424  $  9,805  $  4,367
  Non-cash adjustments to net
   income:
   Depreciation and amortization   6,544     5,624    18,710    16,299
   Other, net                      1,102       728     2,579     3,597
 Changes in operating assets and
  liabilities, net                (8,705)     (203)  (13,026)     (827)
                                --------  --------  --------  --------
    Net cash provided by
     operating activities          2,935     8,573    18,068    23,436
                                --------  --------  --------  --------

 CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Cash acquired from (paid for)
   business combinations, net        (50)       --    (4,762)      250
  Property and equipment,
   software, other                (6,027)   (8,285)  (17,468)  (15,598)
                                --------  --------  --------  --------
    Net cash used in investing
     activities                   (6,077)   (8,285)  (22,230)  (15,348)
                                --------  --------  --------  --------

 CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net payments on indebtedness      (767)   (1,902)   (3,389)  (19,834)
  Net proceeds from issuance of
   stock                             300       539     1,729     8,732
  Other                             (702)      153      (675)      594
                                --------  --------  --------  --------
    Net cash used in financing
     activities                   (1,169)   (1,210)   (2,335)  (10,508)
                                --------  --------  --------  --------

    Effect of exchange rate
     changes on cash                (102)       --      (102)       --
                                --------  --------  --------  --------

 NET DECREASE IN CASH AND CASH
  EQUIVALENTS                   $ (4,413) $   (922) $ (6,599) $ (2,420)
                                ========  ========  ========  ========

                         EPIQ SYSTEMS, INC.
                   RECONCILIATION OF NET INCOME TO
                      NON-GAAP ADJUSTED EBITDA
                           (In thousands)
                             (Unaudited)

                                Three months ended   Nine months ended
                                ------------------  ------------------
                                Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

 NET INCOME                     $  3,994  $  2,424  $  9,805  $  4,367

  Acquisition related expenses         1        --       860        --
  Depreciation and amortization    6,544     5,624    18,710    16,299
  Share-based compensation         1,043       795     2,439     1,809
  Expenses related to financing,
   net                               367     2,158     1,119    10,573
  Mark-to-market interest rate
   floors                             --       521        --       521
  Realized gain on interest rate
   floors                             --        --     1,273        --
  Provision for income taxes       2,690     1,922     7,904     3,485
                                --------  --------  --------  --------
                                  10,645    11,020    32,305    32,687
                                --------  --------  --------  --------

  NON-GAAP ADJUSTED EBITDA      $ 14,639  $ 13,444  $ 42,110  $ 37,054
                                ========  ========  ========  ========

                         EPIQ SYSTEMS, INC.
                         BANKRUPTCY SEGMENT
          RECONCILIATION OF SEGMENT PERFORMANCE MEASURE TO
                      NON-GAAP ADJUSTED EBITDA
                           (In thousands)
                             (Unaudited)

                                Three months ended   Nine months ended
                                ------------------  ------------------
                                Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

 SEGMENT PERFORMANCE MEASURE    $  6,691  $  8,415  $ 20,129  $ 26,928

  Realized gain on interest
   rate floors                        --        --     3,465        --
                                --------  --------  --------  --------

 NON-GAAP ADJUSTED EBITDA       $  6,691  $  8,415  $ 23,594  $ 26,928
                                ========  ========  ========  ========

                         EPIQ SYSTEMS, INC.
                   RECONCILIATION OF NET INCOME TO
                         NON-GAAP NET INCOME
                           (In thousands)
                             (Unaudited)

                                Three months ended  Nine months ended
                                ------------------  ------------------
                                Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

 NET INCOME                     $  3,994  $  2,424  $  9,805  $  4,367

 Plus (net of tax):
  Amortization of acquisition
   intangibles                     1,374     1,423     4,159     4,373
  Share-based compensation           643       504     1,534     1,170
  Acquisition related expense          1        --       520        --
  Effective tax rate                  16        67       820       132
  Loan fee amortization               62        80       223       534
  Mark-to-market adjustments        (244)       31      (731)    1,640
  Realized gain on interest
   rate floors                        --        --       770        --
                                --------  --------  --------  --------
                                   1,852     2,105     7,295     7,849
                                --------  --------  --------  --------

  NON-GAAP NET INCOME           $  5,846  $  4,529  $ 17,100  $ 12,216
                                ========  ========  ========  ========

                         EPIQ SYSTEMS, INC.
                      RECONCILIATION OF EPS TO
                            NON-GAAP EPS
                             (Unaudited)

                                Three months ended   Nine months ended
                                ------------------  ------------------
                                Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

 EPS (on a diluted basis)       $   0.10  $   0.07  $   0.26  $   0.14

 Plus (net of tax):
  Amortization of acquisition
   intangibles                      0.04      0.05      0.11      0.13
  Share-based compensation          0.02      0.01      0.04      0.03
  Acquisition related expense         --        --      0.01        --
  Effective tax rate                  --        --      0.02        --
  Loan fee amortization               --        --        --      0.01
  Mark-to-market adjustments       (0.01)       --     (0.02)     0.05
  Realized gain on interest
   rate floors                        --        --      0.02        --
                                --------  --------  --------  --------
                                    0.05      0.06      0.18      0.22
                                --------  --------  --------  --------

 NON-GAAP EPS (on a diluted
  basis)                        $   0.15  $   0.13  $   0.44  $   0.36
                                ========  ========  ========  ========

                         EPIQ SYSTEMS, INC.
                          OPERATING REVENUE
                           (In thousands)
                             (Unaudited)

                                Three months ended   Nine months ended
                                ------------------  ------------------
                                Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

  Electronic Discovery          $ 15,104  $ 13,003  $ 44,619  $ 35,339
  Bankruptcy                      13,180    14,868    39,043    45,913
  Settlement Administration       23,548    11,314    69,009    31,198
                                --------  --------  --------  --------
 OPERATING REVENUE BEFORE
  REIMBURSED DIRECT COSTS       $ 51,832  $ 39,185  $152,671  $112,450
                                ========  ========  ========  ========

                         EPIQ SYSTEMS, INC.
                      NON-GAAP ADJUSTED EBITDA
                           (In thousands)
                             (Unaudited)

                                Three months ended   Nine months ended
                                ------------------  ------------------
                                Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2008      2007      2008      2007
                                --------  --------  --------  --------

  Electronic Discovery          $  6,682  $  6,111  $ 21,140  $ 17,777
  Bankruptcy                       6,691     8,415    23,594    26,928
  Settlement Administration        6,701     4,177    13,460     7,212
  Unallocated                     (5,435)   (5,259)  (16,084)  (14,863)
                                --------  --------  --------  --------

 TOTAL NON-GAAP ADJUSTED EBITDA $ 14,639  $ 13,444  $ 42,110  $ 37,054
                                ========  ========  ========  ========

                          EPIQ SYSTEMS, INC.
                           EPS CALCULATION
                (In thousands, except per share data)
                             (Unaudited)

                                Three months ended   Nine months ended
                                ------------------  ------------------
                                Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                  2008      2007      2008      2007*
                                --------  --------  --------  --------

 NET INCOME                     $  3,994  $  2,424  $  9,805  $  4,367
  Interest expense adjustment
   for convertible debt              305       305       908        --
                                --------  --------  --------  --------

 ADJUSTED FOR DILUTED
  CALCULATION                   $  4,299  $  2,729  $ 10,713  $  4,367
                                ========  ========  ========  ========

 DILUTED WEIGHTED AVERAGE SHARES  35,512    30,185    35,409    29,770
  Adjustment to reflect stock
   options                         1,322     2,233     1,673     2,033
  Adjustment to reflect
   convertible debt shares         4,286     4,286     4,286        --
                                --------  --------  --------  --------

 ADJUSTED FOR DILUTED
  CALCULATION                     41,120    36,704    41,368    31,803
                                ========  ========  ========  ========

 NET INCOME PER SHARE - DILUTED $   0.10  $   0.07  $   0.26  $   0.14
                                ========  ========  ========  ========

 * Convertible debt is antidilutive and therefore excluded from EPS calculation.

CONTACT:  Epiq Systems, Inc.
          Lew P. Schroeber
          913-621-9500
          ir@epiqsystems.com